Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

UCT Announces Pricing of Term Loan Facility

HAYWARD, Calif., Oct. 1, 2018 -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems, ultra-high purity cleaning and analytical services for the semiconductor and display capital equipment industries, announced today the completion of primary syndication and allocation of $350 million of term loans under its new term loan facility (the “Term Loan Facility”), the proceeds of which were used to finance, in part, the acquisition of Quantum Global Technologies, Inc and the refinancing of the company’s prior indebtedness. The term loans under the Term Loan Facility were issued to syndicate lenders with 1.50% of original issue discount and will accrue interest at a variable rate equal to the London Interbank Offered Rate plus 4.50%. The maturity date of the Term Loan Facility is August 27, 2025.

As part of the completion of the primary syndication, the credit agreement governing the terms of the company’s Term Loan Facility and $65 million revolving credit facility was amended as of October 1, 2018 to reflect, among other things, the new interest rate and other terms agreed to between the company and the syndicate lenders. Barclays Bank PLC served as sole lead bookrunner for the Term Loan Facility.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, ultra-high purity cleaning and analytical services primarily for the semiconductor and display related industries. Ultra Clean offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping and component manufacturing. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Rhonda Bennetto

Vice President, Investor Relations

(250) 307-9030

rbennetto@uct.com